Exhibit 99.1

CONTACT:

Steve Martens, VP Investor Relations

Molex Incorporated

630-527-4344

For Immediate Release

MOLEX REPORTS REVENUE AND EPS ABOVE GUIDANCE

Lisle, Illinois – October 23, 2013 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its first quarter ended September 30, 2013.

First Quarter Results

	Three Months Ended
	Sep 30,	Jun 30,	Sep 30,
USD millions, except per share data	2013	2013	2012
Net revenue	$936.4	$882.9	$916.9
Net income	84.1	57.1	71.3
Earnings per share	0.46	0.32	0.40

Net revenue for the September 2013 quarter was $936.4 million, an increase of 6.1% from the June 2013 quarter and an increase of 2.1% from the September 2012 quarter. In local currencies, net revenue increased 6.1% compared with the June 2013 quarter and 4.0% compared with the September 2012 quarter. Orders for the September 2013 quarter were $939.1 million, an increase of 6.7% from the June 2013 quarter and a decrease of 0.5% from the September 2012 quarter.

Net income for the September 2013 quarter was $84.1 million, an increase of 47.1% from the June 2013 quarter and an increase of 17.9% from the September 2012 quarter. Earnings per share was $0.46 for the September 2013 quarter, $0.32 for the June 2013 quarter and $0.40 for the September 2012 quarter. Net income for the September 2013 quarter was impacted by an after-tax charge of $5.4 million ($0.03 per share) for costs associated with the pending merger with Koch Industries.

“Continued improvement in our core markets drove solid sequential revenue growth during the September quarter, as we exceeded the top end of our guidance range for both revenue and earnings per share. The automotive, telecom and mobile devices markets were very strong during the quarter, and are areas where Molex has exceptional technology and a breadth of innovative product offerings,” commented Martin P. Slark, Chief Executive Officer. “Higher revenue, favorable product mix, lower material costs, and increased equipment utilization drove margins and earnings per share above expectation, despite merger-related expenses.”

Other financial highlights for the quarter ended September 30, 2013:

•	Gross profit margin was 32.3%, compared with 29.1% in the June 2013 quarter and 29.3% in the September 2012 quarter.

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SG&A expense was $179.4 million, compared with $174.0 million in the June 2013 quarter and $163.1 million in the September 2012 quarter. The current quarter includes $8.0 million of pre-tax costs associated with the pending merger. Excluding the merger-related costs, SG&A expense would be $171.4 million or 18.3% of revenue.

•	Backlog was $471.6 million, an increase of 4.2% from the June 2013 quarter and an increase of 5.9% from the September 2012 quarter.

•	The book-to-bill ratio was 1 to 1 compared with 1 to 1 for the June 2013 quarter and 1.03 to 1 for the September 2012 quarter.

•	Capital expenditures were $47.0 million or 5.0% of revenue.

•	Inventory days outstanding was 88 days compared with 84 days in the June 2013 quarter and 84 days in the September 2012 quarter.

•	Accounts receivable days outstanding was 68 days compared with 69 days in the June 2013 quarter and 69 days in the September 2012 quarter.

•	The effective tax rate was 29.0%, which included a $1.2 million benefit due to the release of a valuation reserve resulting from improved operating performance.

Merger Agreement

On September 9, 2013, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with Koch Industries, Inc. which, if completed, will result in Molex stockholders receiving $38.50 per share in cash or a total purchase price of approximately $7.2 billion. Final consideration will also include a dividend adjustment amount.

The transaction is subject to customary closing conditions, approval by the holders of a majority of common voting shares (Common Stock and Class B Common Stock, voting separately as a class) and regulatory approvals, but is not subject to any condition with regard to the financing of the transaction. Additional details are included in the Company’s 2013 Proxy Statement.

The Annual Meeting of Stockholders has been scheduled for November 15, 2013, and regulatory approvals are pending with the following jurisdictions: the European Union, China, Israel, Japan, Mexico, South Korea, Turkey and Ukraine.

Earnings Conference Call Information

A conference call will be held on Wednesday, October 23, 2013 at 8:30 a.m. central time. Please dial (888) 680-0865 to participate in the call. International callers should dial (617) 213-4853. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 94153617. Internet users will be able to access the webcast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 10:30 a.m. central time at (888) 286-8010 or (617) 801-6888 / pass code 49270509.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “expect,” “anticipate,” “outlook,” “forecast,” “could,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” “potential,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are based on currently available information. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Respective risks, uncertainties and assumptions that could affect the outcome or results of operations are described in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2013, which is incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission. Among other risks and uncertainties, there can be no guarantee that the pending merger with Koch Industries, Inc. will be completed, or if it is completed, the time frame in which it will be completed. The pending merger is subject to the satisfaction of certain conditions contained in the Merger Agreement. Pursuing the pending merger could disrupt certain of our current plans, operations, business, and employee relationships. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied, or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, industry trends, global economic conditions, success of customers, cost of raw materials, value of inventory, currency exchange rates, labor costs, protection of intellectual property, cost reduction initiatives, acquisition synergies, manufacturing strategies, product development introduction and sales, regulatory changes, competitive strengths, natural disasters, unauthorized access to data, government investigations and outcomes of legal proceedings. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this report, whether as a result of new information, future events, changes in assumptions, or otherwise.

Molex Incorporated is a 75-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 45 manufacturing locations in 17 countries. The Molex website is www.molex.com.

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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange (MOL, MOLA). The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

	Sep 30,	Jun 30,
	2013	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$665,156	$711,561
Marketable securities	11,083	10,378
Accounts receivable, less allowances of $41,376 and $40,855, respectively	736,983	703,434
Inventories	580,481	531,810
Deferred income taxes	54,100	54,163
Other current assets	39,901	32,538

Total current assets	2,087,704	2,043,884
Property, plant and equipment, net	1,128,494	1,114,092
Goodwill	231,050	191,053
Non-current deferred income taxes	51,735	52,543
Other assets	187,034	185,282

Total assets	$3,686,017	$3,586,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$42,458	$54,283
Accounts payable	354,565	347,700
Accrued expenses:
Salaries, commissions and bonuses	123,729	113,433
Other	144,866	127,652
Income taxes payable	20,833	15,966

Total current liabilities	686,451	659,034
Other non-current liabilities	20,702	18,382
Accrued pension and other postretirement benefits	74,431	76,275
Long-term debt	315,000	310,000

Total liabilities	1,096,584	1,063,691

Commitments and contingencies

Total stockholders’ equity	2,589,433	2,523,163

Total liabilities and stockholders’ equity	$3,686,017	$3,586,854

Molex Incorporated

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands, except per share data)

	Three Months Ended
	Sep 30,
	2013	2012
Net revenue	$936,367	$916,921
Cost of sales	633,816	648,504

Gross profit	302,551	268,417

Selling, general and administrative	179,429	163,121
Unauthorized activities in Japan	—	2,561

Total operating expenses	179,429	165,682

Income from operations	123,122	102,735

Interest expense, net	(1,827)	(810)
Other (expense) income, net	(2,918)	1,196

Total other (expense) income, net	(4,745)	386

Income before income taxes	118,377	103,121

Income taxes	34,298	31,807

Net income	$84,079	$71,314

Earnings per share:
Basic	$0.47	$0.40
Diluted	$0.46	$0.40

Dividends declared per share	$0.24	$0.22

Average common shares outstanding:
Basic	178,247	176,621
Diluted	181,545	178,564

Molex Incorporated

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended
	Sep 30,
	2013	2012
Operating activities:
Net income	$84,079	$71,314
Add (deduct) non-cash items included in net income:
Depreciation and amortization	57,245	57,742
Share-based compensation	6,195	6,160
Other non-cash items	(206)	3,767
Changes in assets and liabilities:
Accounts receivable	(14,881)	(7,903)
Inventories	(32,900)	(28,902)
Accounts payable	(1,359)	49,569
Other current assets and liabilities	10,521	4,326
Other assets and liabilities	(9,843)	11,331

Cash provided from operating activities	98,851	167,404

Investing activities:
Capital expenditures	(47,018)	(69,413)
Acquisitions	(62,993)	—
Proceeds from sales of property, plant and equipment	131	1,914
Proceeds from sales or maturities of marketable securities	1,789	3,168
Purchases of marketable securities	(2,574)	(4,099)
Insurance proceeds and other investing activities	(920)	9,722

Cash used for investing activities	(111,585)	(58,708)

Financing activities:
Proceeds from revolving credit facility, short-term loans and debt	63,510	10,000
Payments on revolving credit facility, short-term loans and debt	(70,557)	(41,611)
Cash dividends paid	(42,723)	(38,827)
Exercise of stock options	7,680	1,715
Other financing activities	(1,112)	(1,026)

Cash used for financing activities	(43,202)	(69,749)

Effect of exchange rate changes on cash	9,531	9,608

Net (decrease) increase in cash and cash equivalents	(46,405)	48,555
Cash and cash equivalents, beginning of period	711,561	637,417

Cash and cash equivalents, end of period	$665,156	$685,972